UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.              )

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OPENWAVE SYSTEMS INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Openwave Systems Inc. intends to deliver the following materials to the stockholders of Openwave Systems Inc. beginning on January 8, 2007:

2100 SEAPORT BOULEVARD
REDWOOD CITY, CALIFORNIA 94063

SUPPLEMENT TO PROXY STATEMENT
FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JANUARY 17, 2007

The following information (the “Supplement”) is provided to supplement and amend the Proxy Statement dated December 8, 2006 (the “Proxy Statement”), of Openwave Systems Inc. (“Openwave” or the “Company”) furnished to stockholders in connection with the solicitation of proxies on behalf of the Board of Directors of Openwave for use at the 2006 Annual Meeting of Stockholders to be held on Wednesday, January 17, 2007, at 8:30 a.m. PST at the Company’s principal executive offices located at 2100 Seaport Boulevard, Redwood City, California 94063 (the “Annual Meeting”). The purposes of the Annual Meeting are as stated in the Notice of Annual Meeting of Stockholders, dated December 8, 2006, which accompanied the Proxy Statement. This Supplement should be read in conjunction with the Proxy Statement.

Only holders of record of Openwave common stock as of the close of business on November 27, 2006 (the “Record Date”) are entitled to receive notice of and to vote at the Annual Meeting and at any adjournment or postponement thereof. Each holder of record of common stock on the Record Date will be entitled to one vote for each share held on all matters to be voted upon at the Annual Meeting. At the close of business on November 27, 2006, the Company had outstanding and entitled to vote approximately 94,612,874 shares of common stock.

On December 27, 2006, Harbinger Capital Partners Master Fund I, Ltd. and Harbinger Capital Partners Special Situations Fund, L.P. (collectively, “Harbinger”), James L. Zucco and Andrew J. Breen  first disclosed their intention to solicit proxies in an attempt to replace Openwave’s incumbent directors, David C. Peterschmidt, Openwave’s President and Chief Executive Officer, and Dr. Gerald Held, Ph.D., with Messrs. Zucco and Breen (the “Harbinger Nominees”) at the Annual Meeting.

THE BOARD OF DIRECTORS OF OPENWAVE RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE ELECTION OF THE DIRECTOR NOMINEES NAMED IN THE OPENWAVE PROXY STATEMENT, FOR THE APPROVAL OF THE OPENWAVE 2006 STOCK INCENTIVE PLAN AND FOR THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS THE INDEPENDENT AUDITORS OF THE COMPANY FOR ITS FISCAL YEAR ENDING JUNE 30, 2007.

Specific instructions to be followed by any registered stockholder are set forth on the enclosed proxy card, or you can vote your shares by casting a ballot in person at the Annual Meeting.

Stockholders whose shares are registered in their own names may vote by mail. If you have not already marked, signed and dated the proxy card that was furnished with the Proxy Statement, you can vote your shares by marking, signing and dating the enclosed proxy card and returning it in the postage paid envelope provided.

If your shares are registered in the name of a bank or brokerage firm, you also have the option to vote your shares electronically over the Internet or by telephone pursuant to Section 212 of the Delaware General Corporation Law. Voting by the Internet or telephone is fast and convenient and your vote is immediately confirmed and tabulated. In addition, by using the Internet or telephone, you help the

Company reduce its postage and proxy tabulation costs. If you wish to vote electronically, you may vote via the Internet by visiting http://www.proxyvote.com. If you wish to vote via telephone, please call 1-800-454-8683 or the 800 number provided to you on your voting instruction form. Please have the voting instruction form in front of you and follow the instructions to vote via Internet or telephone. You may enter your vote via the Internet or by telephone until 11:59 p.m. EST on January 16, 2007. If your proxy card does not reference Internet or telephone information, please complete and return the enclosed proxy card in the postage paid envelope provided. Please consult with your broker, bank or nominee if you have any questions regarding the voting of shares held in street name.

Stockholders who elected to receive the 2006 Proxy Statement and Annual Report over the Internet received an e-mail message on or about December 19, 2006 with information on how to access stockholder information and instructions for voting.

YOU MAY BE SOLICITED BY HARBINGER OR THE HARBINGER NOMINEES IN AN ATTEMPT TO GET YOU TO SIGN THEIR PROXY CARD. OPENWAVE’S PROXY STATEMENT WAS PREVIOUSLY MAILED TO YOU AND WE URGE YOU TO REVIEW IT CAREFULLY. WE URGE YOU NOT TO SIGN ANY PROXY CARD OR OTHER MATERIALS YOU MAY RECEIVE FROM HARBINGER. ONLY YOUR LATEST DATED PROXY CARD WILL BE COUNTED, AND ANY PROXY CARD SENT IN FOR ANY REASON COULD INVALIDATE PREVIOUS WHITE CARDS SENT BY YOU TO SUPPORT OPENWAVE’S DIRECTOR NOMINEES.

RECENT DEVELOPMENTS

On December 1, 2006, Openwave gave public notice of the Annual Meeting, to be held on January 17, 2007.

On December 8, 2006, Openwave filed its Proxy Statement for the Annual Meeting with the SEC, and shortly thereafter, began distribution to stockholders entitled to vote.

The federal securities laws, Delaware law and Openwave Bylaws each contain provisions governing the advance notice requirements for stockholder proposals to be properly brought before the 2006 Annual Meeting. For inclusion of a stockholder proposal in the Openwave Proxy Statement for the Annual Meeting, Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) allowed eligible stockholders the opportunity to make submissions within “a reasonable time” before proxy materials were printed and mailed. In addition, Openwave’s Bylaws gave stockholders the opportunity to properly bring proposals or director nominations before the Annual Meeting if delivered to the Company no earlier than August 24, 2006 and no later than November 2, 2006. These deadlines were published by the Company in the proxy statement filed on October 24, 2005 for the Annual Meeting of Stockholders held on November 22, 2005, and the Company has received no stockholder notice, in the form or manner required by either Rule 14a-8 or the Bylaws, for the Annual Meeting to date.

For stockholder nominees to be eligible for election at the Annual Meeting, the Bylaws also enabled holders of record of Openwave common stock as of the Record Date the opportunity to properly make nominations by submitting timely notice to the Company in the form and manner required by the Bylaws, on or before December 11, 2006. To date, the Company has not received any notice of a stockholder nominee in the form or manner required by the Bylaws for the Annual Meeting from any of it stockholders including Harbinger.

On December 27, 2006, Harbinger first publicly announced its intention to solicit proxies in an attempt to elect the Harbinger Nominees to the Openwave Board. On December 28, 2006, Harbinger filed a lawsuit (the “Action”) against the Company in the Delaware Court of Chancery seeking to challenge the advance notice provisions of Openwave’s Bylaws as they relate to the deadlines for director nominations at this Annual Meeting, as described more fully below. The Company is legally required to respond to this Action on January 22, 2007. Nevertheless, between the time of finalizing this Supplement and mailing it to Openwave’s stockholders, the parties may appear before a court, and a judge may make one or more determinations that, at the time of finalizing this Supplement, cannot be predicted.

On December 28, 2006, Openwave issued a statement regarding the preliminary proxy filing by Harbinger. The text of the press release is as follows:

REDWOOD CITY, CA—December 28, 2006—Openwave Systems Inc. (Nasdaq: OPWV), the leading provider of independent software products and services for the communications industry, issued the following statement in response to preliminary proxy materials filed today by Harbinger Capital Partners and its affiliates regarding the Company’s 2006 Annual Meeting of Stockholders scheduled for January 17, 2007:

“Openwave supports open communications with its stockholders and welcomes input toward the goal of improving stockholder value.”

“Openwave’s six-member Board of Directors is comprised of five independent directors and the Company’s CEO, all of whom are highly-qualified and proven executive leaders. The Board and management team are focused on creating value for all stockholders through the continued execution of the Company’s focused, three-pronged strategy of improving sales productivity; continuing to sell existing products and enhancements to Openwave’s global customer base; and developing and commercializing new products.”

“The Board is currently reviewing Harbinger’s filings and will respond shortly.”

Openwave’s 2006 Annual Meeting will be held on Wednesday, January 17, 2007, at 8:30 a.m. PST at the Company’s headquarters located at 2100 Seaport Boulevard, Redwood City, CA 94063. The record date for the Annual Meeting is November 27, 2006.

On January 4, 2007, Openwave issued another statement regarding the preliminary proxy filing by Harbinger. The text of the press release is as follows:

REDWOOD CITY, CA—January 4, 2007—The Board of Directors of Openwave Systems Inc. (Nasdaq: OPWV), the leading provider of independent software products and services for the communications industry, today announced that it unanimously supports the election of its two incumbent directors, David C. Peterschmidt and Dr. Gerald Held, who are standing for election at the Company’s 2006 Annual Meeting of Stockholders to be held on January 17, 2007. The Board also reiterated its support for the Company’s current strategic plan.

“Openwave’s Board of Directors is comprised of highly-qualified and proven executive leaders with extensive experience in the communications and software industries all of whom, other than the CEO, are independent. The entire Board is committed to enhancing value for all Openwave stockholders in both the near- and long-term. Our Board and management team are confident that continued execution of the Company’s strategic plan is the right strategy to guide Openwave through its product transition to an end-to-end solutions provider,” said Bernard Puckett, non-executive Chairman of the Board of Directors of Openwave.

“We strongly oppose Harbinger’s efforts to elect its hand-picked nominees to Openwave’s Board. Their ill-considered, short-term ‘pump and dump’ tactics are in direct opposition with the Company’s long-term strategic plan to build value for all Openwave stockholders,” added Mr. Puckett.

Openwave today mailed the following letter to all Openwave stockholders recommending that stockholders vote FOR the Board’s director nominees on the WHITE proxy card:

IMPORTANT REMINDER

THE JANUARY 17th ANNUAL MEETING OF STOCKHOLDERS IS CRITICAL
TO THE FUTURE OF YOUR INVESTMENT.

ELECT OPENWAVE’S DIRECTORS.

VOTE THE ENCLOSED WHITE PROXY CARD TODAY.

Dear Fellow Stockholder:

As you may know, two Openwave directors are to be elected on January 17, 2007 at our Annual Meeting of Stockholders. I am writing to explain why I believe it is critical that the experienced individuals nominated by your Board of Directors—David C. Peterschmidt, Openwave’s President and Chief Executive Officer, and Dr. Gerald Held—be elected at the Annual Meeting and that the Company continue to execute on its current strategic plan without disruption.

Recently, a dissident stockholder, Harbinger Capital Partners, nominated two hand-picked, unqualified individuals for election to your Board in opposition to your Board’s incumbent directors. You should be aware that the dissident stockholder has used similar tactics several times to gain access to the decision-making of other publicly-traded companies in order to serve its own interests. We strongly believe that Harbinger’s initiation of a costly and disruptive proxy contest interferes with the progress Openwave is making and is not in the best interests of all Openwave stockholders.

Your Board unanimously recommends that you support the election of our two highly-qualified directors and not support the dissident’s candidates.   As we have previously communicated to you, Openwave is implementing a product transition and executing on a solid strategic plan to improve the Company’s performance and enhance value for all stockholders. Adding Harbinger’s unqualified nominees to your Board will disrupt these critical efforts. We urge you to vote your shares FOR Openwave’s nominees by voting the enclosed WHITE proxy card today.

OPENWAVE’S BOARD AND MANAGEMENT TEAM HAVE THE RIGHT PLAN
TO DRIVE SUSTAINABLE GROWTH AND ENHANCE VALUE FOR ALL
STOCKHOLDERS

Openwave is the leading independent provider of software solutions for the communications and media industries. We provide our global customer base, which includes more than 70 of the world’s leading operators, more than 50 mobile handset manufacturers worldwide and 7 of the top 15 broadband service providers in North America, with software and services that enable them to launch new revenue-generating content and communications services such as messaging, location, browsing, music and entertainment.

Over the past several months, your Board of Directors, with the assistance of its independent financial advisor, Merrill Lynch, thoroughly reviewed the strategic direction of the Company and evaluated a wide range of options to improve the Company’s operational execution and financial performance. After careful consideration, Openwave’s management team, with the strong and active support of your Board, adopted a focused, strategic plan that builds upon the Company’s core strengths. We are confident this strategy will position the Company to deliver enhanced value to all Openwave stockholders.

OPENWAVE’S STRONG Q2 FY07 BOOKINGS VALIDATE STRATEGY

Today, Openwave announced preliminary results for the second quarter of fiscal year 2007. The projected bookings and backlog of $120M validate the Company’s strategic plan and demonstrate that Openwave is positioned for improved revenue growth in the second half of fiscal year 2007. The strength of bookings was buoyed by notable deals with some of our largest customers, including a multi-year systems project that closed too late in the quarter to impact revenue, but will be a healthy source of revenue moving forward. We are gaining traction in driving larger and more comprehensive deals with our customers and executing on our end-to-end product strategy to leverage the inherent value of our complete product portfolio. Openwave is at a turning point in its business. With solid bookings and backlog, coupled with ongoing customer momentum, we are confident that Openwave is solidly positioned for long-term revenue growth.

YOUR DIRECTORS ARE BEST QUALIFIED TO CONTINUE EXECUTING
ON OPENWAVE’S STRATEGIC PLAN

Openwave’s Board of Directors is fully committed to enhancing both near- and long-term value for all stockholders.   Your six-member Board is comprised of five independent directors, including Dr. Gerald Held, and the Company’s President and CEO, David Peterschmidt. Your Board’s interests are closely aligned with all Openwave stockholders. As always, your Board considers all strategic opportunities that are presented to the Company.

Your Board strongly believes that our two incumbent directors standing for election at the Annual Meeting—David Peterschmidt and Dr. Gerald Held—are the most qualified to execute on Openwave’s strategic plan and continue to lead the company. David Peterschmidt and Dr. Gerald Held are each highly respected and proven business leaders with decades of relevant experience in the communications and software industries. In contrast, Harbinger’s nominees have little experience in the industry in which Openwave operates.

David C. Peterschmidt has served as Openwave’s President and Chief Executive Officer and as a Director of the Company since November 2004. Prior to joining Openwave, Mr. Peterschmidt served as Chief Executive Officer and Chairman of Securify, a security software company, and Chief Executive Officer and Chairman of Inktomi. Mr. Peterschmidt also served as Chief Operating Officer of Sybase, and has also held a range of executive positions at other technology software and hardware companies. Mr. Peterschmidt serves on the Board of Directors of Business Objects S.A., UGS Corp. and the Cellular Telecommunications and Internet Association (CTIA).

Gerald Held, Ph.D., has served as a Director of Openwave since April 2005. Since 1999, Dr. Held has been Chief Executive Officer of Held Consulting, where he is a strategic consultant to chief executive officers and senior executives of technology firms ranging from startups to large, publicly-traded organizations. Dr. Held served as the acting Chief Executive Officer of Cantiga Systems and was “Chief Executive Officer-In-Residence” at the venture capital firm of Kleiner Perkins Caufield & Byers. Previously, Dr. Held served as Senior Vice President of Oracle’s server product division, where he led Oracle’s database business as well as the development of pioneering interactive multimedia technology that included some of the earliest e-commerce application trials. Prior to Oracle, Dr. Held spent eighteen years at Tandem Computers. Dr. Held is the Chairman of the Board of Directors of Software Development Technologies, and serves on the Board of Directors of MetaMatrix and Business Objects.

HARBINGER’S SHORT-TERM “PUMP AND DUMP” TACTICS

According to Harbinger’s own preliminary proxy filings, under the “success fee” scheme that Harbinger describes in its support materials, compensation for at least one of Harbinger’s director nominees is dependent on Harbinger selling all of its shares in Openwave. We believe this scheme demonstrates Harbinger’s “pump and dump” short-term interest in the Company.

HARBINGER OFFERS OPENWAVE STOCKHOLDERS NOTHING NEW

Harbinger’s preliminary proxy filing is nothing more than a smokescreen of empty rhetoric.   We believe Harbinger’s efforts are hastily conceived, ill-considered and potentially disruptive to our goal of building long-term value for all Openwave stockholders.

Harbinger offers only unworkable short-sighted suggestions that clearly demonstrate its lack of understanding of our Company and our industry.   Despite offering no concrete plan and lacking any experience running a complex communications software business, Harbinger erroneously criticized Openwave’s product strategy, operating expenses and capital return program, among other things.

Harbinger has only suggested initiatives that were ongoing at the Company long before Harbinger acquired its Openwave shares, have already been adopted by your Board, or are generic fixes that do not take into account the dynamic nature of our business.

Openwave has already taken, and will continue to take, well-conceived deliberate steps to continue strengthening the business and enhancing stockholder value. We strongly urge you not to let Harbinger disrupt Openwave’s progress, especially when our strategic plan is just beginning to bear fruit as evidenced by our strong Q2 bookings and backlog.

OPENWAVE SETS THE RECORD STRAIGHT

In an effort to set the record straight, we would like to address several of Harbinger’s short-sighted statements and discuss the steps Openwave’s Board and management team are already taking to position the Company for long-term success:

1.     Product Strategy:   As many of you know, Openwave is in the middle of a market and product transition that we anticipate will continue through fiscal 2007. Openwave’s Board and management team remain committed to ensuring the Company’s successful transition to an end-to-end solutions provider and firmly believe that its vision and product line strategy are in the best interests of the Company and all stockholders. Openwave is focused on continuing to sell our existing products and enhancements to our global customer base, as well as developing and commercializing new products which will be launched in the second half of fiscal 2007.

Your Board and management team are committed to a focused product strategy to:

•        Continue to generate revenue from our installed base of core products—these include our handset-based products, including our browser and messaging clients; as well as network-based products, including our mobile access gateway, messaging and location infrastructure.

•        Take advantage of the market transition to wireless web 2.0 by investing our resources in next-generation extensions of products that leverage our incumbency in the markets we already serve today. These products include Rich Mail, the next generation of our messaging platform; the Mercury Browser and MIDAS, extensions of our client offerings; and the Next Generation Proxy (NGP), the next evolution of our mobile access gateway that will now offer open Internet access for improving the Web experience for wireless users.

•        Deliver new, next-generation platforms and solutions that enable our customers to more easily deploy personalized and relevant services to their consumers and provide future revenue sources. These new solutions, which are due for release by the end of this fiscal year, include the Openwave Personalization and Profiling System, which is a platform intended to enable the delivery of new, tailored applications. Openwave also plans to commercialize one of the first applications for the personalization platform—our Smart On Device Portal—which will allow users access to relevant content with fewer clicks and less delay. Openwave is also bringing to market its latest Adaptive Messaging solutions, currently in trial with a leading European operator.

We strongly feel that Openwave’s product strategy positions the Company to benefit from key trends in the broader wireless and broadband markets, led by the global roll-out of advanced 3G networks, such as WCDMA and CDMA2000 1xEV-DO. Using this network infrastructure, mobile operators are launching new, more robust media and communications offerings, two of Openwave’s core areas of expertise.

2.     Operating Expenses:   Our Board and management team strongly believe that the level of operating expense reduction recommended by Harbinger would substantially harm the long-term revenue growth of our company.

Openwave’s management team is committed to ensuring that expenses are contained in line with revenue. Prior to the last several quarters, during which the Company experienced a downward trend in revenue due to our product transition, Openwave was on target to achieve our financial model targets for each key category with the exception of G&A expense. Openwave has taken several thoughtful steps to address G&A expense, including the recent re-implementation of our global Enterprise Resource Planning (ERP) system. The new ERP system will position Openwave to improve productivity across all functional areas and subsequently reduce G&A expense as a percent of revenue.

Since we believe that our recent revenue downturn is temporary, Openwave’s management team has set a target to hold operating expenses flat until revenue returns to the $100M per quarter level. At the $100M revenue level Openwave has demonstrated that it can generate in the range of 15% operating profit. By taking this approach we believe that we are maintaining the integrity of our financial model while exercising appropriate financial discipline. If our operating expenses were reduced dramatically below the current level, as Harbinger has short-sightedly suggested, we believe it will significantly damage Openwave’s ability to maintain and grow our revenue and consequently destroy stockholder value.

3.     Organizational Changes:   Openwave has already executed a number of positive organizational changes, including:

•        Improving Sales Execution—As previously stated, one of Openwave’s strategic priorities has been improving sales execution from a global and regional standpoint. We have realigned teams around key accounts and market segments with the primary focus on sales management and regional market execution. Recently, Openwave announced several senior sales management appointments. Robert Vrij, a highly accomplished communications industry veteran, and former President and CEO of Lucent in EMEA, was appointed senior vice president of worldwide field operations overseeing Openwave’s most critical, customer facing areas of our business—worldwide sales, professional services, and customer support.

Openwave also strengthened its regional sales operations with the recent appointments of Kaz Ishii, a communications industry veteran in the Japan and Asia-Pacific regions who brings more than 21 years of sales, marketing and business development experience, as general manager for Japan and Ray Coyte, who brings more than 28 years in the communications and technology industries, as general manager for EMEA. Both Mr. Ishii and Mr. Coyte will be focused on working with the regional sales teams to improve sales execution and further strengthen Openwave’s relationships with key customers.

With strong sales leadership in each of our four key regions—the Americas, EMEA, Japan and Asia-Pacific—Openwave now has in place a team of proven leaders who are committed to strengthening Openwave’s relationships with our customers and executing against our strategy.

•        Strategically Allocating Engineering and R&D Resources—We have reallocated our engineering and R&D resources to focus on our new products and solutions. We have reduced the number of personnel responsible for sustaining end of life products by over 30% and over the last 12 months, Openwave has “end of lifed” 8 products, reallocating engineering and R&D resources to focus on new products and solutions.

4.                Stock Repurchase Plan:   Openwave’s Board regularly reviews the Company’s capital allocation to ensure that it is consistent with the Company’s commitment to building stockholder value. We have previously stated that we would consider a stock repurchase once our SEC filings are current and up-to-date. Now that the Company has completed its filings, the Board has authorized a $100M stock repurchase program. Approval of the stock repurchase program is an indication of confidence in Openwave’s strategic plan to improve stockholder value in the near-term. Your Board’s unanimous decision to adopt the stock repurchase program reflects our continued commitment to enhancing stockholder value. The Board of Directors believes that this is a prudent use of capital and is consistent with our need to maintain a strong balance sheet, continue meeting the needs of our customers, and to compete in the marketplace and have a reasonable level of cash on hand to cover working capital requirements, capital expenditures and other operational needs.

5.                Strategic Alternatives:   Openwave’s Board and management team regularly evaluate opportunities that will best place our Company in a position to succeed and maximize stockholder value, from adding qualified independent directors, to evaluating the potential for further growth and reduction in operational expenses. This past November, your Board and management team, with the assistance of its independent financial advisor, Merrill Lynch, undertook a comprehensive review of a wide range of strategic options. This review confirms that our current strategy presents the highest potential for return for our stockholders with the least amount of risk.

HARBINGER DOES NOT REPRESENT THE INTERESTS OF ALL OPENWAVE
STOCKHOLDERS

We believe that Harbinger has no interest in creating long-term value for all Openwave stockholders.   Harbinger is a New York-based hedge fund and a short-term speculator that has little understanding of Openwave, our products and our markets. Harbinger has held a position in Openwave for less than six months, with the bulk of its investment made in the past four months, which raises doubt as to its intent to build long-term value for all Openwave stockholders. We believe that supporting Harbinger’s hand-picked, unqualified nominees is equivalent to placing Harbinger itself on your Board and do not consider that to be the best path toward achieving long-term, sustainable value for all Openwave stockholders.

Harbinger’s nominees have little or no experience in or understanding of Openwave or its markets, products and strategies.   Openwave’s Board is comprised of highly-qualified proven business executives who have decades of experience in the communications and software industries. In contrast, Harbinger’s nominees have minimal working knowledge of Openwave, our products and the markets in which we operate. It is obvious that Harbinger’s candidates are far inferior to Openwave’s incumbent directors and do not meet the standards set by your current Board. In fact, one of Harbinger’s candidates has never risen above the level of director of products and has never been an officer of a public company and has no experience as a member of a public Board. Compare this to any current Board member of Openwave, all of whom have been senior-level executives in multibillion dollar public technology companies, have all been members of public boards for many years, and in the case of the directors for election, Dr. Gerald Held developed the original Relational Data Base Technology (Ingress) at Berkeley and is currently the lead independent Director on the Board of Business Objects.

We believe that electing Harbinger’s hand-picked nominees to the Openwave Board would disrupt Openwave’s ongoing progress in creating stockholder value.   This is a critical time for Openwave, as we continue our market and product transition. We believe the continuity of leadership is critical to our ability to execute on our stated strategic plan and our new and ongoing initiatives. Openwave’s performance will not benefit from the addition of Harbinger’s nominees who, we believe, have no relevant experience and no specific plan to create value for stockholders and may, in fact, undermine the successful implementation of Openwave’s strategic plan.

YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
THAT ALL OPENWAVE STOCKHOLDERS VOTE THE WHITE PROXY CARD TODAY
FOR THE ELECTION OF DAVID PETERSCHMIDT AND DR. GERALD HELD.

WE URGE YOU TO DISCARD THE PROXY CARD
AND ANY OTHER MATERIALS THAT YOU MAY RECEIVE FROM HARBINGER

Your Board strongly believes that the way to enhance value for all Openwave stockholders is the continued execution of our strategic plan. Your Board and management team have the knowledge and expertise to continue implementing that plan, leading this company, and acting in the best interests of all stockholders.

In addition to recommending that you elect the Board’s directors, your Board also recommends all Openwave stockholders vote FOR approval of the Company’s 2006 Stock Incentive Plan. This plan is intended to be the successor to the Company’s two previous stock plans, the most recent of which expired in September 2006. Adopting the 2006 Plan will provide Openwave with the continued ability to provide equity-based compensation to eligible employees and consultants of the Company, thereby aligning their common interest with the Company’s stockholders in increasing the Openwave’s value over the long-term.

Your Board of Directors is firmly committed to continuing to act in the best interests of all Openwave stockholders and unanimously recommends that you vote FOR the Board’s directors—David Peterschmidt and Dr. Gerald Held—and the Company’s 2006 Stock Incentive Plan on the WHITE proxy card today.

YOUR VOTE IS IMPORTANT. PROTECT YOUR INVESTMENT. SUPPORT YOUR BOARD’S DIRECTORS.

Your vote is extremely important—no matter how many shares you own, it is important that your shares be represented and voted at the Annual Meeting on January 17, 2007. To vote your shares, please vote the WHITE proxy card. Shareholders are encouraged to vote by Internet and phone by following the instructions on their WHITE proxy card.

If you have any questions about how to vote your shares of if you need assistance in voting your shares, please contact our proxy solicitor, Georgeson, Inc. toll-free at (866) 909-6467.

I thank you for your continued confidence and support.

On behalf of your Board of Directors,

Bernard Puckett
Chairman of the Board of Directors

Also on January 4, 2007, Openwave issued the following press release:

REDWOOD CITY, CA—January 4, 2007—Openwave Systems Inc. (Nasdaq: OPWV), the leading provider of independent software products and services for the communications industry, today announced preliminary results for the fiscal second quarter ended December 31, 2006. The Company recorded bookings of approximately $120 million and anticipates revenue to be approximately $83 million to $84 million. Net loss on a GAAP basis is anticipated to be approximately $0.24 per share, and non-GAAP net loss is anticipated to be approximately $0.08 to $0.09 per share.

Non-GAAP loss per share for the fiscal second quarter of 2007 excludes stock-based compensation expense of $0.08 per share, amortization of acquisition related costs of $0.06 per share, and restructuring and other expense of $0.02 per share.

“Our projected bookings and backlog validate the Company’s strategic plan and demonstrate that Openwave is positioned for improved revenue generation in the second half of fiscal year 2007,” said David Peterschmidt, president and CEO of Openwave.

Openwave also announced that the Board of Directors has authorized a program to repurchase up to $100 million of Openwave stock. The Company intends to commence the repurchase program in late January shortly after announcing the full financial results for the second fiscal quarter ended December 31, 2006. The Company intends to execute the repurchase program through one or more structured, committed transactions with a market maker.

“Our Board’s unanimous decision to adopt the stock repurchase program reflects our continued commitment to enhancing stockholder value and reflects the Board’s confidence in management’s operating plan,” said Bernard Puckett, chairman of Openwave’s Board of Directors. “The Board of Directors believes that this is a prudent use of capital and is consistent with our need to maintain a strong balance sheet, continue meeting the needs of our customers, compete in the marketplace, and have a reasonable level of cash on hand to cover working capital requirements, capital expenditures and other operational needs.”

The results announced today are preliminary and subject to change.

Financial Outlook

Management’s current outlook for the third fiscal quarter ending March 31, 2007 is that revenue will range between $85 million to $90 million. Gross margin is anticipated to be within a range of 61% to 63%, and operating expenses for research and development, sales and marketing, and general and administrative is anticipated to total approximately $59 million to $60 million. Non-GAAP earnings per share is anticipated to be approximately break-even.

Management’s current outlook for the fourth fiscal quarter ending June 30, 2007 is that revenues will range between $90 million to $95 million. Gross margin is anticipated to be within a range of 62% to 64%, and operating expenses for research and development, sales and marketing, and general and administrative is anticipated to total approximately $59 million to $60 million. Non-GAAP earnings per share is anticipated to increase slightly from the prior quarter. Non-GAAP results exclude amortization of intangibles, stock-based compensation, and acquisition-related costs and restructuring and related costs.

Non-GAAP Measure

The Company’s stated results include a non-GAAP measure, non-GAAP net loss, which excludes amortization of intangibles and acquisition-related costs, stock-based compensation, stock option review costs, and restructuring and other costs from GAAP net income (loss). Management believes the presentation of this non-GAAP information may be useful to investors because the Company has historically provided this or similar information and understands that some investors find it helpful in analyzing the Company’s expenses and comparing them to the expenses of the Company’s competitors or others. Management uses this non-GAAP information, along with GAAP information, in evaluating the Company’s historical and projected operating results, primarily with a view to assessing ongoing expenses exclusive of specific, non-recurring transactions, as may be the case with our restructuring and acquisition-related costs. Management uses the operating results exclusive of our equity-based compensation expense to compare our performance with others.

This non-GAAP information is not prepared in accordance with generally accepted accounting principles and may differ from the non-GAAP information used by other companies. Non-GAAP information should not be considered in isolation from, or as a substitute for, information prepared in accordance with GAAP. Moreover, there are material limitations associated with the use of non-GAAP information. In this regard, while some transactions causing the non-GAAP expenses are non-recurring, the Company in the future may effect new transactions, such as acquisitions or restructurings that will trigger similar expenses. For these reasons, our non-GAAP information may not be as useful to investors as the GAAP information also provided.

LITIGATION

On December 28, 2006, Harbinger filed a lawsuit against Openwave in the Delaware Court of Chancery, entitled “Harbinger Capital Partners Master Fund I, Ltd. and Harbinger Capital Partners Special Situations Fund, L.P. v. Openwave Systems, [sic] Inc.” C.A. No. 2646-N (Del. Ch.) (the “Action”). Harbinger alleges in the Action, among other things, that Openwave management: (i) manipulated the Bylaws in an attempt to prevent Harbinger from nominating directors to stand for election at the 2006 Annual Meeting; (ii) enacted contradictory and confusing advance nomination Bylaws that make it difficult or impossible for stockholders to know the date by which they must nominate candidates for election as directors; (iii) manipulated the date of the 2006 Annual Meeting in an attempt to prevent Harbinger (and any other stockholders) from being able to nominate candidates in opposition to management; and (iv) reduced the number of directors in an attempt to prevent dissident stockholders from gaining a near majority of the seats on the Company’s board of directors. The Action seeks an order from the Court that, among other things: (1) temporarily, preliminarily and permanently enjoins the Company from taking any steps to prevent the nomination of Messrs. Zucco and Breen or in the counting of the votes, ballots and proxies for them; (2) declares that Harbinger’s nomination of Messrs. Zucco and Breen was effective and that they have the right to serve as Openwave directors if elected by the stockholders; (3) awards Harbinger its reasonable attorneys fees and expenses for the Action; and (4) grants Harbinger such other relief as is just and equitable. Under Delaware law, Openwave is required to respond to the Action by January 22, 2007.

METHOD AND COST OF PROXY SOLICITATION

The Company will bear the entire cost of solicitation of proxies, including preparation, assembly, printing and mailing of this Supplement and any additional information furnished to stockholders by the Company. Proxies may be solicited by mail, e-mail, the Internet, telephone, facsimile, telegram, in person or otherwise. The Company will reimburse banks, brokerage houses, fiduciaries and custodians for reasonable expenses incurred by them in sending proxy materials to the beneficial owners. In addition to solicitation by mail, directors and executive officers of the Company may solicit proxies without additional compensation.

As a result of the proxy contest initiated by Harbinger, Openwave will incur substantial additional costs in connection with its solicitation of proxies. Openwave has retained Georgeson, Inc. to assist in the solicitation and distribution of proxies for a fee of $100,000 plus out-of-pocket expenses. Openwave has agreed to indemnify Georgeson, Inc. against certain liabilities arising out of or in connection with Georgeson, Inc.’s engagement. Georgeson, Inc. will employ approximately 50 people to solicit proxies from Openwave stockholders.

Expenses related to the solicitation of proxies from stockholders, in excess of those normally spent for an annual meeting and including the litigation by Harbinger, are expected to aggregate up to approximately $1.25 million, of which approximately $410,000 has been spent to date.

IMPORTANT

WE URGE YOU NOT TO SIGN ANY PROXY CARD OR OTHER MATERIALS YOU MAY RECEIVE FROM HARBINGER. ONLY YOUR LATEST DATED PROXY CARD WILL BE COUNTED, AND ANY PROXY SENT IN FOR ANY REASON COULD INVALIDATE PREVIOUS CARDS SENT BY YOU TO SUPPORT OPENWAVE’S DIRECTOR NOMINEES OR OTHERWISE APPROVE THE MATTERS SUBMITTED FOR STOCKHOLDER APPROVAL AT THE ANNUAL MEETING.

Your vote is important. Please take a moment to SIGN, DATE and promptly MAIL the enclosed WHITE proxy card in the postage-paid envelope provided. If your shares are held in the name of a brokerage firm, bank nominee or other institution, only it can sign the WHITE proxy card with respect to your shares and only after receiving your specific instructions. To ensure that your shares are voted, you should contact the person responsible for your account and give instructions for a WHITE proxy card to be issued representing your shares.

If you have any questions or need assistance in voting your shares, please call Georgeson, Inc., the proxy solicitor for the Annual Meeting, toll-free at (866) 909-6467.

INFORMATION CONCERNING THE PARTICIPANTS

Under applicable SEC regulations, members of the Openwave Board of Directors, and certain executive officers and employees may be deemed “participants” in Openwave’s solicitation of proxies. Information concerning such participants (for purposes of this Supplement, the “Openwave Participants”) is available in the Company’s Proxy Statement filed with the SEC on December 8, 2006, as updated by this Supplement. Stockholders are advised to read the Company’s Proxy Statement, this and other supplements thereto and other relevant documents when they become available, because they will contain important information. Stockholders may obtain, free of charge, copies of the Company’s Proxy Statement and any other documents filed by the Company with the SEC in connection with the Annual Meeting at the SEC’s website at http://www.sec.gov/ or by contacting the Company’s proxy solicitor, Georgeson, Inc., toll-free at (866) 909-6467.

Openwave Participants

Directors and Director Nominees

The principal occupations of Openwave’s directors and director nominees who may be deemed “participants” in the solicitation are set forth in the Proxy Statement under Proposal 1: “Election of Directors.” The principal business addresses of the organizations of employment for the directors and director nominees are as follows:

Name	Business Address
Kenneth D. Denman	iPass, Inc. 3800 Bridge Parkway Redwood Shores, CA 94065
Bo C. Hedfors	Hedfone Consulting 464 Prospect St., Suite 606 La Jolla, CA 92037
Gerald (Jerry) Held, Ph.D.	Held Consulting, LLC 18700 Vista De Almaden San Jose, CA 95120
Masood Jabbar	P.O. Box 675112 Rancho Santa Fe, CA 92067
David C. Peterschmidt	Openwave Systems Inc. 2100 Seaport Boulevard Redwood City, CA 94063
Bernard Puckett	c/o: Openwave Systems Inc.* 2100 Seaport Boulevard Redwood City, CA 94063

*                    Mr. Puckett is retired.

Additional information about these director and director nominee Openwave Participants is available in the Proxy Statement under Proposal 1: “Election of Directors.”

Openwave Executives and Certain Employees

The principal occupations of Openwave’s executive officers and employees who may be deemed “participants” in the solicitation are set forth below. The principal business address of each such person is that of Openwave Systems Inc., 2100 Seaport Boulevard, Redwood City, CA 94063.

David C. Peterschmidt	President, Chief Executive Officer and Director
Harold L. Covert	Executive Vice President and Chief Financial Officer

Additional information about these executive officer and employee Openwave Participants is available in the Proxy Statement under the heading “Management—Executive Officers.”

Information Regarding Ownership of Openwave Securities by Openwave Participants

Except as described in this Supplement or the Proxy Statement, none of the Openwave Participants own any Openwave securities of record which they do not own beneficially. The amounts of Openwave common stock held by each of the Openwave Participants as of November 27, 2006, is set forth in the Proxy Statement under the heading “Common Stock Ownership of Certain Beneficial Owners and Management.” Except as disclosed in the Proxy Statement or this Supplement, neither any Openwave Participant nor any of their respective associates or affiliates (together, the “Participant Affiliates”) directly or indirectly beneficially own any securities of Openwave or any securities of any subsidiary of Openwave.

Information Regarding Arrangements with Certain Openwave Participants

Employment and Change of Control Agreements

As described in the Proxy Statement, Messrs. Peterschmidt and Covert are parties to employment and change of control agreements with Openwave. These change of control agreements may require Openwave to make or provide certain payments and benefits to these executive officers in the event of a “change of control.” The material terms of the employment and change of control agreements for each of Messrs. Peterschmidt and Covert are described in the Proxy Statement under the heading “Employment Agreements and Termination of Employment and Change of Control Agreements with Named Executive Officers.”

Except as described in the Proxy Statement or this Supplement, no Openwave Participant or Participant Affiliate has entered into any agreement or understanding with any person respecting any future employment by Openwave or any of its affiliates or any future transactions to which Openwave or any of its affiliates will or may be a party.

Information Regarding Transactions in Openwave Securities by Openwave Participants

The following table sets forth purchases and sales of Openwave common stock by the Openwave Participants during the past two years. No purchases or sales of Openwave common stock were made by Messrs. Hedfors, Held, Jabbar or Puckett within the past two years. All of the following transactions were conducted in open market or privately negotiated transactions or pursuant to a 10b5-1 plan, and none of the purchase price or market value of those shares is represented by funds borrowed or otherwise obtained for the purpose of acquiring or holding such securities.

Purchases and sales of Openwave common stock by Harold L. Covert:

Date	Transaction Type	Number of Shares	Price Per Share	Total Price
08/16/06	Sale(1)	8,936	$7.00	$62,552.00
08/16/06	Sale(1)	7,148	$7.00	$50,036.00

(1)          Payment of tax liability by withholding securities incident to the vesting of a security issued in accordance with Rule 16b-3.

Purchases and sales of Openwave common stock by Kenneth D. Denman:

Date	Transaction Type	Number of Shares	Price Per Share	Total Price
05/24/05	Purchase	2,000	$15.0632	$30,126.40

Purchases and sales of Openwave common stock by David Peterschmidt:

Date	Transaction Type	Number of Shares	Price Per Share	Total Price
11/03/2005	Sale(1)	3,000	$17.85	$53,550.00
11/03/2005	Sale(1)	1,570	$17.75	$27,867.50
11/03/2005	Sale(1)	1,000	$17.65	$17,650.00
11/03/2005	Sale(1)	179	$17.63	$3,155.77
11/03/2005	Sale(1)	3,821	$17.62	$67,326.02
11/03/2005	Sale(1)	3,000	$17.58	$52,740.00
11/03/2005	Sale(1)	2,000	$17.55	$35,100.00
11/03/2005	Sale(1)	143	$17.51	$2,503.93
11/03/2005	Sale(1)	1,857	$17.50	$32,497.50
11/03/2005	Sale(1)	191	$17.48	$3,338.68
11/03/2005	Sale(1)	1,239	$17.47	$21,645.33
11/03/2005	Sale(1)	7,000	$17.45	$122,150.00
11/03/2005	Sale(1)	4,000	$17.43	$69,720.00
11/03/2005	Sale(1)	2,250	$17.40	$39,150.00
11/21/2005	Sale(1)	2,400	$17.50	$42,000.00
11/21/2005	Sale(1)	1,200	$17.54	$21,048.00
11/21/2005	Sale(1)	1,400	$17.56	$24,584.00
11/21/2005	Purchase(2)	20,000	$11.99	$239,800.00
11/21/2005	Sale(1)	3,400	$17.56	$59,704.00
11/21/2005	Sale(1)	1,200	$17.58	$21,096.00
11/21/2005	Sale(1)	7,200	$17.60	$126,720.00
11/21/2005	Sale(1)	1,200	$17.63	$21,156.00
11/21/2005	Sale(1)	2,400	$17.65	$42,360.00
11/21/2005	Sale(1)	1,200	$17.66	$21,192.00
11/21/2005	Sale(1)	1,800	$17.70	$31,860.00
11/21/2005	Sale(1)	400	$17.72	$7,088.00
11/21/2005	Sale(1)	1,200	$17.80	$21,360.00
05/22/2006	Sale(1)	10,000	$15.00	$150,000.00
05/22/2006	Purchase(2)	40,000	$11.99	$479,600.00
05/22/2006	Sale(1)	40,000	$15.00	$600,000.00
11/02/2006	Sale(3)	23,433	$8.56	$200,586.48

(1)          Transactions pursuant to a 10b5-1 plan entered into on May 26, 2005.

(2)          Exercise of Employee Stock Option (right to buy).

(3)          Payment of tax liability by withholding securities incident to the vesting of a security issued in accordance with Rule 16b-3.

Stock Trading Plans

In accordance with Openwave’s stock trading policy, David C. Peterschmidt has established a written sales plan or arrangement as permitted under Rule 10b5-1 of the Exchange Act (“Rule 10b5-1”). Pursuant to Mr. Peterschmidt’s current Rule 10b5-1 sales plan, he has instructed his broker to sell a specified amount of shares of Openwave’s common stock during the period from May 26, 2005 to November 30, 2009, subject to the trading price of Openwave’s common stock and subject to applicable securities laws, including Rule 144.

Except as described in the Proxy Statement or this Supplement, there are no contracts, arrangements or understandings by any Openwave Participant within the past year with any person with respect to Openwave’s securities.

Miscellaneous Information Concerning Participants

Except as described in the Proxy Statement or this Supplement, no Openwave Participant or Participant Affiliate is either a party to any transaction or series of transactions since July 1, 2005, or has knowledge of any currently proposed transaction or series of proposed transactions, (i) to which Openwave or any of its subsidiaries was or is to be a party, (ii) in which the amount involved exceeds $60,000, and (iii) in which any Openwave Participant or Participant Affiliate had, or will have, a direct or indirect material interest.

Cautionary Note Regarding Forward Looking Statements

This Supplement contains forward-looking statements relating to expectations, plans or prospects for Openwave Systems Inc. that are based upon the current expectations and beliefs of Openwave’s management and are subject to certain risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. In particular, the following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements: (a) the ability to make changes in business strategy, development plans and product offerings to respond to the needs of our current, new and potential customers, suppliers and strategic partners; (b) the ability to improve sales productivity; (c) the ability to continue to sell our existing products and enhancements; (d) the ability to develop and commercialize new products; (e) risks associated with the development and licensing of software generally, including potential delays in software development and technical difficulties that may be encountered in the development or use of our software; (f) increased global competition and pricing pressure on our products; (g) technological changes and developments; and (h) general risks of the Internet and wireless and wireline telecommunications sectors.

For a detailed discussion of these and other cautionary statements, please refer to the risk factors discussed in filings with the SEC including but not limited to the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2006, and any subsequently filed reports. All documents also are available through the SEC’s Electronic Data Gathering Analysis and Retrieval system (EDGAR) at http://www.sec.gov or from Openwave’s website at http://www.openwave.com.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
OPENWAVE SYSTEMS INC.
FOR THE 2006 ANNUAL MEETING OF THE STOCKHOLDERS

JANUARY 17, 2007

The undersigned stockholder of Openwave Systems Inc., a Delaware corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated December 8, 2006, and the 2006 Annual Report to Stockholders and hereby appoints David C. Peterschmidt, Jim Wu and Jeff Li and each of them individually, proxies, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 2006 Annual Meeting of Stockholders of Openwave Systems Inc. to be held on January 17, 2007 at 8:30 a.m. PST, at Openwave Systems Inc.’s principal executive office located at 2100 Seaport Boulevard, Redwood City, California 94063 U.S.A., and at any adjournment thereof, and to vote all shares of common stock that the undersigned would be entitled to vote if then and there personally present on the matters set forth below.

THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED FOR THE ELECTION OF THE NOMINATED DIRECTORS, FOR THE APPROVAL OF THE OPENWAVE 2006 STOCK INCENTIVE PLAN, FOR RATIFICATION OF THE SELECTION OF KPMG LLP AS INDEPENDENT AUDITORS AND AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

1

OPENWAVE SYSTEMS INC.

1.	ELECTION OF DIRECTORS:

NOMINEES:

GERALD HELD
DAVID C. PETERSCHMIDT

FOR ALL NOMINEES		WITHHELD FROM ALL NOMINEES

(INSTRUCTION): TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, WRITE THAT NOMINEE’S NAME IN THE SPACE PROVIDED ABOVE.

2.	APPROVAL OF OPENWAVE 2006 STOCK INCENTIVE PLAN

FOR	AGAINST	ABSTAIN

3.	RATIFY SELECTION OF KPMG LLP AS INDEPENDENT AUDITORS FOR THE FISCAL YEAR
ENDING JUNE 30, 2007.

FOR	AGAINST	ABSTAIN

	MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT	☐ MARK HERE IF YOU PLAN TO ATTEND THE MEETING ☐

This Proxy should be marked, dated and signed by the stockholder(s) exactly as his or her name appears hereon, and returned promptly in the enclosed envelope.  Persons signing in a fiduciary capacity should so indicate.  If shares are held by joint tenants or as community property, both should sign.

Dated:	, 2007

Signature

Signature